UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2022

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 6, 2022, Morningstar, Inc. (“Morningstar” or the “Company”), certain foreign subsidiaries of the Company as designated borrowers (the “Designated Borrowers”) and certain subsidiaries of the Company as guarantors entered into a new Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent, L/C Issuer and Swingline Lender (the “Agent”). The Credit Agreement provides Morningstar with a five-year multi-currency credit facility with a borrowing capacity of up to $1.1 billion, including a $450.0 million revolving credit facility (the “Revolving Credit Facility”) and a delayed draw term facility of up to $650.0 million (the “Term Facility” and, together with the Revolving Credit Facility, the “Facility”). The Credit Agreement also provides for the issuance of up to $50.0 million of letters of credit and a $100.0 million sublimit for a swingline facility under the Revolving Credit Facility. As of May 6, 2022, the aggregate principal balance outstanding under the Revolving Credit Facility was $180.0 million, which represents a rollover of amounts outstanding under the Company’s previous credit agreement. The proceeds of future borrowings under the Revolving Credit Facility may be used for working capital, capital expenditures and any other lawful corporate purpose. The proceeds of any draws under the Term Facility will be used to finance Morningstar’s pending acquisition (the “Acquisition”) of the assets associated with the Leveraged Commentary & Data business of S&P Global Inc., a New York corporation, and its related leveraged loan indices portfolio, to pay any purchase price adjustments in connection with the Acquisition and to pay fees and expenses incurred in connection with the Facility. The Acquisition is subject to certain regulatory approvals and other customary closing conditions. For more information regarding the Acquisition, please see our Current Report on Form 8-K that was filed with the SEC on April 4, 2022.

The interest rate applicable to loans under the Credit Agreement will be based on the Term SOFR Rate, SONIA rate, EURIBOR, CDOR or BBSY depending on the currency of the loan and will include an applicable margin for such loans (ranging between 1.00% and 1.375%, based on Morningstar’s consolidated leverage ratio) and other applicable adjustments as further described in the Credit Agreement. There is a floor of zero for all interest rates.

The Company is subject to various affirmative and negative covenants and reporting obligations under the Facility. These include, among others, that the Company shall have a Consolidated Leverage Ratio as of the end of any fiscal quarter of the Company of not greater than 3.50 to 1.00; provided that, solely with respect to the four fiscal quarters following any Material Acquisition (as defined in the Credit Agreement), the Consolidated Leverage Ratio determined as of the end of such four fiscal quarters shall not be greater than 3.75 to 1.00. The Credit Agreement provides that the Company shall have a Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of not less than 3.00 to 1.00.

The Company’s and the Designated Borrowers’ obligations under the Credit Agreement are unconditionally guaranteed by the Company’s subsidiaries, Morningstar Investment Management LLC, Morningstar Research Services LLC and Morningstar Ratings Holding Corp., and will in the future be guaranteed by any other domestic subsidiary of the Company (with certain exceptions) which as a result of an Investment, Disposition of assets by the Borrower or any Subsidiary or Acquisition contributes 10% or more of the consolidated revenue of the Company in any fiscal year. Certain foreign subsidiaries of the Company are Designated Borrowers (as defined in the Credit Agreement) and the Company may also add additional foreign subsidiary borrowers under the Credit Agreement.

The foregoing summary of the Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement. The Agreement is not being filed herewith, but will be filed as an exhibit to Morningstar’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2022 or an earlier Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

The Credit Agreement contains a covenant that, among other things, restricts the Company’s and its subsidiaries’ and certain of its affiliates’ ability to, among other things, pay dividends with respect to its capital stock. The disclosure set forth above in Item 1.01 hereby is incorporated by reference into this Item 3.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: May 10, 2022	By:	/s/ Jason Dubinsky
	Name:	Jason Dubinsky
	Title:	Chief Financial Officer

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